UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2017

CICERO INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26392 (CommissionFile Number)	11-2920559 (IRS EmployerIdentification No.)

8000 Regency Parkway Suite 542 Cary, North Carolina (Address of principal executive offices)	27518 (Zip Code)

Registrant’s telephone number, including area code (919) 380-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.03 — Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 11, 2017, the Company filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, which authorizes the Company to issue up to 5,083 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”). The Series A Preferred Stock ranks senior in preference and priority to the Company’s common stock with respect to dividend and liquidation rights and, except as provided in the Certificate of Designation or otherwise required by law, will vote with the common stock on an as converted basis on all matters presented for a vote of the holders of common stock, including directors.

The Series A Preferred Stock is convertible at any time at the option of the holder at an initial conversion ratio of 20,000 shares of Common Stock for each share of Series A Preferred Stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations. The holders of the Series A Preferred Stock are entitled to a liquidation preference of $1,000 per share of Series A Preferred Stock plus any declared but unpaid dividends upon the liquidation of the Company.

The Series A Preferred Stock may be redeemed by the Company at any time and must be redeemed by the Company, upon the written request of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, after the occurrence of one of the following events: (x) the Company’s trailing 12-month EBITDA exceeds $5,000,000, (y) the sale of all, or substantially all of the assets of the Company, or (z) the sale of all or substantially all the intellectual property of the Company, which in the case of “y” or “z” result in net proceeds to the Company in excess of $6,000,000, at a redemption price equal to $1,000 plus all declared but unpaid dividends, which amount will be paid in three annual installments..

The approval of at least two-thirds of the holders of Series A Preferred Stock, voting together as a separate class, is required for: (i) the merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Company, unless such action (x) results in net proceeds to the stockholders of the Company in excess of $5,000,000, and (y) has received the prior approval of the Board of Directors; (ii) the authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series A Preferred Stock; (iii) the redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than the redemption of the Series A Preferred Stock) or the payment of dividends or other distributions on equity securities by the Company (other than on the Series A Preferred Stock); (iv) any amendment or repeal of any provision of the Company’s Certificate of Incorporation or By-laws that would adversely affect the rights, preferences, or privileges of the Series A Preferred Stock; and (v) the liquidation, dissolution or winding-up of the business and affairs of the Company, the effectuation of any Liquidation Event (as defined in Certificate of Designation), or the consent to any of the foregoing, unless such action (x) results in net proceeds to the stockholders of the Company in excess of $5,000,000, and (y) has received the prior approval of the Board of Directors.

A copy of the Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 1.01 — Entry into a Material Definitive Agreement

On August 14, 2017, Cicero Inc. (the “Company”) entered into an Exchange Agreement with John L. Steffens, the Company’s Chairman of the Board, to convert an aggregate of $5,083,405 of principal amount of debt and accrued but unpaid interest into 5,083 shares of the Company’s Series A Preferred Stock at a conversion rate of $1,000 per share. The debt was represented by various promissory notes issued by the Company to Mr. Steffens between March 2012 and June 2017. In connection with the Exchange Agreement, the Company also issued a warrant to Mr. Steffens to purchase up to 20,333,620 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). The Warrant is exercisable for a period of ten years at an exercise price of $0.07 per share. The Warrant contains a cash-less exercise provision and is subject to customary anti-dilution protections.

Item 3.02 — Unregistered Sales of Equity Securities

The securities described in Item 1.01 above are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

The information required by this Item 3.02 is incorporated by reference to Item 1.01 of this Current Report on Form 8-K.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cicero Inc.
Date: August 14, 2017	By:	/s/ John Broderick
John Broderick,
Chief Executive Officer

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